SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                       FORM 8-K



                                    CURRENT REPORT




                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of Earliest Event Reported) April 1, 1997




                               WESTERN RESOURCES, INC.
               (Exact Name of Registrant as Specified in Its Charter)




             KANSAS                    1-3523             48-0290150
(State or Other Jurisdiction of    (Commission         (Employer
Incorporation or Organization      File Number)       Identification No.)



   818 KANSAS AVENUE, TOPEKA, KANSAS                       66612
(Address of Principal Executive Offices)                (Zip Code)




      Registrant's Telephone Number Including Area Code (913) 575-6300

                           WESTERN RESOURCES, INC.

Item 5. Other Events

         Western Resources, Inc. herein files the following:

Exhibit 23 - Consent of Independent Public Accountants

Exhibit 99.1 - Unaudited Pro Forma Combined Financial Information of Western Resources, Inc.

Exhibit 99.2 - December 31, 1996 Annual Report on Form 10-K for Kansas City Power & Light Company

Exhibit 99.3 - December 31, 1996 Annual Report on Form 10-K for ADT, Limited

Exhibit 99.4 - Schedule 14A dated March 3, 1997 as filed by ADT, Limited

AVAILABLE INFORMATION

         The reader's attention is directed to additional filings of Western Resources, Inc. (Western Resources), ADT Limited (ADT), and Kansas City Power & Light Company (KCPL).

         Western Resources, ADT and KCPL are subject to the informational requirements of the Exchange Act, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by Western Resources, ADT and KCPL with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the public reference facilities in the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of information may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because Western Resources, ADT and KCPL each file certain documents electronically with the Commission, reports, proxy and information statements and other information regarding Western Resources, ADT and KCPL may also be obtained at prescribed rates from the Commission at the Commission's Web site, http//:www.sec.gov. The Western Resources Common Stock, the ADT Common Stock and the KCPL Common Stock are listed and traded on the NYSE. ADT Common Stock is also listed and traded on the London Stock Exchange, the Frankfurt Stock Exchange and the Bermuda Stock Exchange and the KCPL Common Stock is also listed on the Chicago Stock Exchange. Reports, proxy statements and other information filed by Western Resources, ADT and KCPL with the Commission may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and, concerning KCPL only, at the offices of the CSE, 440 South LaSalle Street, Chicago, Illinois 60605.

INFORMATION ON ADT AND KCPL INCLUDED IN UNAUDITED PRO FORMA FINANCIAL
INFORMATION

         On February 7, 1997, KCPL and Western Resources entered into an agreement whereby KCPL would be merged with and into Western Resources.

         On March 14, 1997, Western Resources commenced an offer to exchange $22.50 of Western Resources Common Stock and cash for each outstanding common share of ADT not already owned by Western Resources or its subsidiaries (ADT Offer). ADT shareowners would receive $10 cash plus 0.41494 of a share of Western Resources Common Stock for each share of ADT tendered not already owned by Western Resources, based on the closing price of Western Resources Common Stock on March 13, 1997. ADT shareowners would not, however, receive more than
0.42017 shares of Western Resources Common Stock for each ADT common share.

         Effective March 17, 1997 Tyco International Ltd. (Tyco) announced that they had entered into a definitive merger agreement with ADT in a stock-for-stock transaction. Based upon Tyco's closing stock price on April 1, 1997 of $54.875, the terms of the agreement would result in a value of approximately $26 per share to ADT shareholders. Western is currently reviewing the Tyco offer as well as considering its alternatives to such offer and assessing its rights as an ADT shareholder. At this date, the impact the Tyco offer will have on the ADT Offer and Tyco's ability to consummate this transaction in accordance with the specified terms is not known.

         While Western Resources has included in Exhibit 99.1 filed beneath information concerning ADT and KCPL insofar as it is known or reasonably available to Western Resources, Western Resources is not affiliated with either ADT or KCPL. ADT has not to date permitted access by Western Resources to ADT's books and records for the purpose of preparing this document. In addition, Western Resources has not examined KCPL's books and records for the purpose of preparing this document. Therefore, information concerning ADT and KCPL which has not been made public was not available to Western Resources for the purpose of preparing this document. Although Western Resources has no knowledge that would indicate that statements relating to ADT or KCPL contained or incorporated by reference in Exhibit 99.1 in reliance upon publicly available information are inaccurate or incomplete, Western Resources was not involved in the preparation of such information and statements and, for the foregoing reasons, is not in a position to verify any such information or statements. In addition, Western Resources was not involved in the preparation of Exhibits 99.2, 99.3 or 99.4 and therefore is not in a position to verify any of the information contained therein.

         Pursuant to Rule 409 promulgated under the Securities Act of 1933, Western Resources has requested that Coopers & Lybrand L.L.P., provide to Western Resources the information required for complete disclosure concerning the business, operations, financial condition and management of ADT. Neither ADT nor Coopers & Lybrand L.L.P. has yet provided any information in response to such request.

                                                    SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                Western Resources, Inc.




Date     April 1, 1997                By      /s/ Jerry D. Courington
    --------------------------          -----------------------------
                                                Jerry D. Courington

                                                      Controller